Exhibit 99.1
CONTACT:	S. Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

CFNB REPORTS 29% DECLINE IN NINE MONTH EPS

IRVINE, CALIFORNIA, April 23, 2008 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced that net earnings for the third quarter ended March 31, 2008 decreased 38% to $1.5 million from net earnings of $2.4 million for the third quarter of fiscal 2007. Diluted earnings per share for the third quarter were down 39% to $0.13 per share, compared to $0.21 per share for the third quarter of the prior year. For the nine months ended March 31, 2008, net earnings of $5.3 million were 29% below the $7.5 million reported for the first nine months of fiscal 2007. Diluted earnings per share were also down 29% to $.46 per share, compared to $.65 per share.

Gross profit for the third quarter of fiscal 2008 of $6.4 million was 19% below the $7.9 million reported for the third quarter of the prior year. Total direct finance, loan and interest income increased only 1% to $6.9 million compared to $6.8 million during the third quarter of the prior year. The average yield on leases and loans held in the Company's own portfolio decreased 57 basis points to 10.3%, while the average yield on cash and investments decreased 49 basis points to 3.6%, offsetting any benefit from increased average balances. During the third quarter of fiscal 2008, interest expense on deposits increased by $295,400 to $1.4 million due to a 27% increase in average deposit balances and only a 4 basis point decrease in average interest rates paid. During the third quarter of fiscal 2008, the Company recorded a provision for lease losses of $450,000. This amount related to the deterioration in credit quality of certain lessees during the third quarter and growth in the portfolio of leases and loans. All of these factors combined for a 10% decrease in net direct finance and interest income after provision for lease and loan losses to $5.0 million.

Other income during the third quarter of fiscal 2008 decreased 39% to $1.4 million from $2.3 million earned for the third quarter of fiscal 2007. The decline was due almost entirely to lower income from lease extensions, which generally provide for a greater realization on the residual investment.

Gross profit during the first nine months of fiscal 2008 of $20.7 million was 13% below the $23.7 million earned in the same period of the prior year. Total direct finance, loan and interest income of $20.4 million for the first nine months of 2008 was up 3% from $19.9 million for the first nine months of the prior year. The small increase reflects in part the impact of certain transactions that contributed to 2007 direct finance income. Excluding these transactions from prior year results, direct finance, loan and interest income for the first nine months of 2008 would have increased by 6% The slower growth is also due in part to a 45 basis point decline in yields earned on the portfolio, which offset the benefit from a 7.1% increase in the average investment in leases and loans. For the nine months ended March 31, 2008, interest expense on deposits increased by $838,500 to $4.3 million, reflecting a 19% increase in average deposit balances and a 22 basis point increase in average rates paid. For the first nine months of fiscal 2008, the Company made a provision for lease losses of $580,000, which compared to a net reduction in the allowance for lease and loan losses of $120,000 in 2007. The increased provision largely relates to certain specific leases identified as potential problems, reflecting in part the deterioration seen in the economic environment.

Other income for the first nine months of fiscal 2008 was down 29% to $5.1 million from $7.1 million earned for the first nine months of fiscal 2007. The year to date decrease in other income was also due to lower income from lease extensions, as well as lower gains earned from sales of leased property, and reflects a smaller investment in leases coming to end of term during the period.

During the third quarter of fiscal 2008, CalFirst Bancorp's selling, general and administrative ("S,G&A") expenses were held flat at $4.0 million, while for the first nine months of fiscal 2008, S,G&A expenses were up 5% to $12.2 million, compared to $11.6 million reported for the first nine months of the prior year. The increase in S,G&A expenses for the nine months is largely due to higher costs resulting from growth in the sales force, which expansion was contained during the third quarter along with other efforts to control expenses.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, "During the first nine months of fiscal 2008, growth in direct finance, loan and interest income was constrained by disruptions in the credit markets which resulted in significant declines in treasury rates that not only affected our investment portfolio but the lease and loan portfolios that generally are also priced off treasuries. The result has been a squeeze on our net interest margin. Lease transactions booked during the third quarter of fiscal 2008 of $29 million were about the same as the year before, but with the expansion of the Bank's commercial loan efforts, total loans and leases booked were up 38% to $39.9 million. For the nine months ended March 31, 2008, lease bookings of $108.5 million were 13% lower than last year, but with the inclusion of commercial loans, total bookings were slightly ahead of 2007. The net investment in capital leases and loans of $251.1 million at March 31, 2008 is up 8% from June 30, 2007. Over the past quarter, the Company has seen deterioration in the credit profile of certain corporate clients who are struggling or have filed bankruptcy, and management is focused on managing the portfolio to maximize its value. Transactions in process of $30 million are down from $35 million at year-end, but are up from $26 million a year ago. The volume of new leases and loans originated during the third quarter are up about 57% from the third quarter of last year, while originations for the nine months are about 20% above last year. The Bank's move into the commercial loan market is providing opportunities for expansion during this period. Our backlog of approved but unbooked leases is about 9% above the level of a year ago, and such amount excludes $16 million of unfunded loan commitments."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances computer networks and other high technology assets through a centralized marketing program designed to offer cost-effective leasing alternatives. California First National Bank ("CalFirst Bank") is a FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and will lease capital assets to businesses and organizations and provide business loans to fund the purchase of assets leased by third parties.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. The statements in this press release that are not strictly historical in nature constitute "forward-looking statements." If management assumptions prove to be incorrect or risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2007 Annual Report on Form 10-K and the 2008 quarterly reports on Form 10-Q.

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings
(000's except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007
Direct finance and loan income	$ 6,374	$ 6,324	$ 18,946	$ 18,447
Interest income on investments	$ 501	$ 468	$ 1,489	$ 1,447
Total direct finance, loan and interest income	$ 6,875	$ 6,792	$ 20,435	$ 19,894

Interest expense on deposits	$ 1,442	$ 1,147	$ 4,255	$ 3,417
Provision for lease and loan losses	$ 450	$ 100	$ 580	$ (120)
Net direct finance, loan and interest income, after provision for lease and loan losses	$ 4,983	$ 5,545	$ 15,600	$ 16,597
Other income
Operating and sales-type lease income	$ 603	$ 1,362	$ 2,300	$ 3,554
Gain on sale of leases and leased property	$ 669	$ 728	$ 2,308	$ 2,917
Other fee income	$ 158	$ 255	$ 444	$ 666
Total other income	$ 1,430	$ 2,345	$ 5,052	$ 7,137

Gross Profit	$ 6,413	$ 7,890	$ 20,652	$ 23,734

Selling, general and administrative expenses	$ 4,039	$ 4,002	$ 12,159	$ 11,600

Earnings before income taxes	$ 2,374	$ 3,888	$ 8,493	$ 12,134

Income taxes	$ 890	$ 1,487	$ 3,185	$ 4,641

Net earnings	$ 1,484	$ 2,401	$ 5,308	$ 7,493

Basic earnings per share	$ 0.13	$ 0.21	$ 0.47	$ 0.67
Diluted earnings per share	$ 0.13	$ 0.21	$ 0.46	$ 0.65

Weighted average common shares outstanding	11,388	11,186	11,208	11,177
Diluted number of common shares outstanding	11,604	11,509	11,460	11,526

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	March 31, 2008	June 30, 2007
ASSETS
Cash and short term investments	$ 46,884	$ 46,122
Investment securities	6,658	2,563
Net receivables	1,506	1,345
Property for transactions in process	30,221	34,720
Net investment in leases and loans	251,092	231,830
Income tax receivable	1,433	4,331
Other assets	1,727	2,037
Discounted lease rentals assigned to lenders	5,135	6,239
	$344,656	$329,187
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 3,298	$ 3,865
Income taxes payable, including deferred taxes	4,261	7,480
Deposits	122,222	105,470
Other liabilities	8,190	8,466
Non-recourse debt	5,135	6,239
Total liabilities	143,106	131,520
Stockholders' Equity	201,550	197,667
	$344,656	$329,187